Towerstream Reports First Quarter 2011 Results

MIDDLETOWN, R.I., May 10, 2011 – Towerstream Corporation (NASDAQ: TWER), a leading 4G service provider delivering high-speed wireless Internet access to businesses in 11 major metropolitan areas in the U.S., announced results for the first quarter ended March 31, 2011.

First Quarter Operating Highlights

•	Revenues increased 9% to $6.0 million during the first quarter 2011 compared to the fourth quarter 2010 and increased 40% compared to the first quarter 2010
•	Gross margin remained strong at 75% during the first quarter 2011
•	Adjusted Market EBITDA profitability increased to $3.1 million in the first quarter 2011 as compared to $2.9 million for the fourth quarter 2010 and $2.1 million for the first quarter 2010
•
Adjusted EBITDA profitability, excluding non-recurring expenses and costs associated with the Wi-Fi offload program, increased to $0.8 million for the first quarter 2011 compared to $0.7 million for the fourth quarter 2010 and compared to an Adjusted EBITDA loss of $0.1 million for the first quarter 2010

•	Customer churn for the first quarter 2011 was 1.56% compared to 1.36% during the fourth quarter 2010 and 1.29% during the first quarter 2010
•
Cost associated with the Company’s Wi-Fi offload program totaled $1.2 million in the first quarter 2011 as compared to $0.1 million in the fourth quarter 2010 and $0.2 million in the first quarter 2010

Management Comments

“The combination of organic growth and a disciplined acquisition strategy has given us a great start for top line growth in 2011,” stated Jeff Thompson, Chief Executive Officer.

“We continue to achieve significant progress building what we believe is the largest and fastest Wi-Fi offload network in Manhattan,” added Mr. Thompson.  “The NYC network will be ready for customers in the second half of 2011.”

“Adjusted EBITDA profitability from our core business continues to increase and our financial position remains strong,” stated Joseph Hernon, Chief Financial Officer. “Cash balances decreased only $1.2 million in the first quarter even though we invested approximately that amount on our Wi-Fi offload program.”

Selected Financial Data and Key Operating Metrics
(All dollars are in thousands except ARPU)

	(Unaudited)
	Three months ended
	3/31/2011	12/31/2010	3/31/2010
Selected Financial Data
Revenues	$5,953	$5,452	$4,244
Gross margin	75%	75%	75%
Depreciation and amortization	1,975	1,658	1,101
Core operating expenses (1)(2)	3,986	3,842	3,620
Operating loss (1)	(1,514)	(1,403)	(1,552)
Net loss (1)	(1,513)	(1,378)	(1,532)
Adjusted EBITDA (2)	593	374	(234)
Non-recurring expenses	49	332	150
Wi-Fi offload program	121	-	-
Adjusted EBITDA excluding non-recurring and Wi-Fi offload program expenses (2)	763	706	(84)
Capital expenditures
Wireless broadband	$1,532	$1,400	$1,154
Wi-Fi offload	1,088	57	220

Key Operating Metrics
Churn rate (2)	1.56%	1.36%	1.29%
ARPU (2)	$688	$682	$703
ARPU of new customers (2)	558	661	503

(1)	Includes stock-based compensation of $106, $94 and $194, respectively.
(2)	See Non-GAAP Measures below for a definition and reconciliation of Adjusted EBITDA, and definitions of Core Operating Expenses, Churn, ARPU and ARPU of new customers.

Operating Outlook and Guidance

•	Revenues for the second quarter 2011 are expected to range between $6.4 million to $6.5 million.
•	Adjusted EBITDA profitability is expected to range between $0.9 million to $1.0 million.

Non-GAAP Measures

The terms “Adjusted EBITDA,” “Churn,” “Churn rate,” ”ARPU,” and “Market Cash Flow” are measurements used by Towerstream to monitor business performance and are not recognized measures under generally accepted accounting principles (“GAAP”).  Accordingly, investors are cautioned in using or relying upon these measures as alternatives to recognized GAAP measures.  Our methods of calculating these measures may differ from other issuers and, accordingly, may not be comparable to similar measures presented by other issuers.

We focus on Adjusted EBITDA as a principal indicator of the operating performance of our business.  EBITDA represents net income (loss) before interest, income taxes, depreciation and amortization.  We define Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, stock-based compensation, other non-operating income or expenses as well as gain or loss on (i) disposal of property and equipment, (ii) nonmonetary transactions, and (iii) business acquisitions.  Adjusted Market EBITDA also excludes corporate overhead expenses and other centralized costs.  We believe that Adjusted Market EBITDA trends are insightful indicators of our markets’ relative performance, and whether our markets are able to produce sufficient market cash flow to fund working capital and capital expenditure needs.

The term “Core Operating Expenses” includes customer support services, sales and marketing, and general and administrative expenses, and excludes cost of revenues, depreciation and amortization.

The terms “Churn” and “Churn rate” refer to the percent of revenue lost on a monthly basis from customers disconnecting from our network or reducing the amount of their bandwidth.  The term “ARPU” refers to the monthly average revenue per user, or customer, being generated from those customers under contract at the end of each indicated period.  We calculate ARPU by dividing our monthly recurring revenue (“MRR”) at the end of a period by the number of customers generating that MRR.  ARPU of new customers is calculated in the same manner but only includes new customers who entered into contracts during the indicated period. Market Cash Flow represents the amount of cash generated in a market after deducting a market’s direct operating expenses from that market’s revenues.  Market Cash Flow does not include (i) centralized costs which support all markets collectively or (ii) any network related capital expenditures incurred in a market.

The Non-GAAP measure, Adjusted EBITDA, excluding non-recurring expenses and Wi-Fi offload program expenses, has been reconciled to Net loss as follows:

(All dollars are in thousands)

	Three months ended
	3/31/2011	12/31/2010	3/31/2010
Reconciliation of Non-GAAP to GAAP:
Adjusted EBITDA, excluding non-recurring expenses and Wi-Fi offload program expenses	$763	$706	$(84)
Depreciation and amortization	(1,975)	(1,658)	(1,101)
Non-recurring expenses, primarily acquisition-related	(49)	(332)	(150)
Wi-Fi offload program expenses	(121)	-	-
Stock-based compensation	(106)	(94)	(194)
Loss on property and equipment	(18)	(25)	(23)
Loss on nonmonetary transactions	(8)	-	-
Interest expense	(3)	(1)	-
Other income (expense), net	(2)	23	20
Interest income	6	3	-
Net loss	$(1,513)	$(1,378)	$(1,532)

Summary Condensed Consolidated Financial Statements
(All dollars are in thousands except per share amounts)

Statement of Operations	(Unaudited)
	Three months ended March 31,
	2011	2010

Revenues	$5,953	$4,244

Operating Expenses
Cost of revenues (exclusive of depreciation)	1,506	1,075
Depreciation and amortization	1,975	1,101
Customer support services	771	578
Sales and marketing	1,340	1,233
General and administrative	1,875	1,809
Total Operating Expenses	7,467	5,796
Operating Loss	(1,514)	(1,552)
Other Income (Expense)
Interest income	6	-
Interest expense	(3)	-
Other income (expense), net	(2)	20
Total Other Income (Expense)	1	20
Net Loss	$(1,513)	$(1,532)

Net loss per common share	$(0.04)	$(0.04)
Weighted average common shares outstanding – basic and diluted	42,210	34,668

Analysis of First Quarter Results of Operations

Revenues for the first quarter 2011 increased 9% from the fourth quarter 2010 and increased 40% compared to the first quarter 2010. These increases were driven by a 43% growth in our customer base from approximately 2,100 customers at the end of the first quarter 2010 to approximately 2,900 at the end of the first quarter 2011.

ARPU of new customers decreased 16% in the first quarter 2011 compared to the fourth quarter 2010 and increased 11% compared to the first quarter 2010. The sequential decrease related to a higher relative percentage of new lower ARPU, multi-point customers in the first quarter of 2011 compared to mid-range customers. However, new higher ARPU point-to-point customers continued to increase in the first quarter 2011 and were significantly higher than the first quarter 2010. ARPU of all customers in the first quarter 2011 increased 1% compared to the fourth quarter 2010 and decreased 2% compared to the first quarter 2010.

Customer churn during the first quarter 2011 was 1.56% compared to 1.36% during the fourth quarter 2010 and 1.29% during the first quarter 2010. While our churn rate was higher, it was within our targeted range of 1.4% to 1.7% and remains low compared to industry averages.

Depreciation and amortization expenses increased 19% in the first quarter 2011 compared to the fourth quarter 2010 and increased 79% compared to the first quarter 2010.  The increases are primarily related to the amortization of customer based intangible assets recorded in connection with the acquisitions of Sparkplug Chicago and Pipeline Wireless in 2010.

Customer support expenses increased 16% in the first quarter 2011 compared to the fourth quarter 2010 and increased 33% compared to the first quarter 2010. These increases reflect staffing additions and other costs incurred to support a customer base which increased 43% over the one year period.

Sales and marketing expenses increased 7% in the first quarter 2011 compared to the fourth quarter 2010 and increased 9% compared to the first quarter 2010. The sequential increase primarily relates to payroll taxes which are generally at their highest level in the first quarter and their lowest level in the fourth quarter. The year-over-year increase related to higher commissions earned.

General and administrative expenses decreased 3% in the first quarter 2011 compared to the fourth quarter 2010 and increased 4% compared to the first quarter 2010. The sequential improvement is attributable to lower professional service fees related to the Pipeline acquisition in the fourth quarter 2010. The year-over-year increase is primarily attributable to higher payroll costs.

Net loss increased 10% in the first quarter 2011 compared to the fourth quarter 2010 and decreased 1% compared to the first quarter 2010. The sequential increase related to operating expenses associated with the Wi-Fi offload program which totaled $121,000 in the first quarter 2011 as compared to zero in the fourth quarter 2010.

Capital expenditures totaled $2.6 million for the first quarter 2011 as compared to $1.5 million for the fourth quarter 2010 and $1.4 million for the first quarter 2010. The Company spent $1.1 million in the first quarter 2011 related to the construction of a Wi-Fi offload network, primarily in New York City, compared to $0.1 million in the fourth quarter 2010 and $0.2 million in the first quarter 2010.

Balance Sheet

	(Unaudited) March 31, 2011	(Audited) December 31, 2010
Assets
Current Assets
Cash and cash equivalents	$22,006	$23,173
Other	896	856
Total Current Assets	22,902	24,029

Property and equipment, net	16,540	15,266

Other assets	4,719	5,295

Total Assets	44,161	44,590

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	3,281	2,506
Deferred revenues and other	1,433	1,339
Total Current Liabilities	4,714	3,845

Long-Term Liabilities	628	724
Total Liabilities	5,342	4,569

Stockholders’ Equity
Common stock	42	42
Additional paid-in-capital	75,643	75,333
Accumulated deficit	(36,866)	(35,354)
Total Stockholders’ Equity	38,819	40,021
Total Liabilities and Stockholders’ Equity	$44,161	$44,590

Statement of Cash Flows (Unaudited)

	Three months ended March 31,
	2011	2010
Cash Flows From Operating Activities
Net loss	$(1,513)	$(1,532)
Non-cash adjustments:
Depreciation & amortization	1,975	1,101
Stock-based compensation	106	194
Other	25	52
Changes in operating assets and liabilities	684	(373)
Net Cash Provided By (Used In) Operating Activities	1,277	(558)

Cash Flows From Investing Activities
Acquisitions of property and equipment	(2,620)	(1,374)
Other	(9)	-
Net Cash Used In Investing Activities	(2,629)	(1,374)

Cash Flows From Financing Activities
Repayment of capital leases	(20)	-
Proceeds from option exercises	205	-
Net Cash Provided By Financing Activities	185	-

Net Decrease In Cash and Cash Equivalents	(1,167)	(1,932)
Cash and Cash Equivalents – Beginning	23,173	14,041
Cash and Cash Equivalents – Ending	$22,006	$12,109

Market data for the three months ended March 31, 2011
(All dollars are in thousands)

Market	Revenues	Cost of Revenues(1)	Gross Margin(1)		Operating Costs	Adjusted Market EBITDA
Boston	$1,653	$394	$1,259	76%	$222	$1,037
New York	1,448	340	1,108	77%	332	776
Los Angeles	950	174	776	82%	261	515
Chicago	817	227	590	72%	185	405
San Francisco	349	60	289	83%	93	196
Miami	301	69	232	77%	103	129
Seattle	136	53	83	61%	29	54
Providence/Newport	119	41	78	66%	27	51
Dallas-Fort Worth	144	81	63	44%	65	(2)
Nashville	16	8	8	50%	12	(4)
Philadelphia	20	13	7	35%	28	(21)
Total	$5,953	$1,460	$4,493	75%	$1,357	$3,136

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA						$3,136
Centralized costs (1)						(799)
Corporate expenses						(1,770)
Depreciation and amortization						(1,975)
Stock-based compensation						(106)
Other income (expense)						1
Net loss						$(1,513)

Market data for the three months ended March 31, 2010
(All dollars are in thousands)

Market	Revenues	Cost of Revenues(1)	Gross Margin(1)		Operating Costs	Adjusted Market EBITDA
New York	$1,394	$273	$1,121	80%	$290	$831
Boston	1,053	175	878	83%	174	704
Los Angeles	675	133	542	80%	289	253
San Francisco	269	57	212	79%	65	147
Chicago	292	111	181	62%	96	85
Providence/Newport	129	44	85	66%	35	50
Miami	199	70	129	65%	87	42
Seattle	122	52	70	57%	31	39
Dallas-Fort Worth	111	82	29	26%	53	(24)
Philadelphia	-	15	(15)	0%	51	(66)
Total	$4,244	$1,012	$3,232	76%	$1,171	$2,061

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA						$2,061
Centralized costs (1)						(703)
Corporate expenses						(1,615)
Depreciation						(1,101)
Stock-based compensation						(194)
Other income (expense)						20
Net loss						$(1,532)

(1)
Certain expenses are reported as Cost of Revenues for financial statement purposes but are included in Centralized costs in the Market Data table because they are not specific to any market.  These costs totaled $46 and $63 respectively for the three months ended March 31, 2011 and 2010.

Conference Call and Webcast

A conference call led by President and Chief Executive Officer, Jeff Thompson, and Chief Financial Officer, Joseph Hernon, will be held on May 10, 2011 at 5:00 p.m. ET to review our financial results and provide an update on current business developments.

Interested parties may participate in the conference by dialing 877-755-7423 or 678-894-3069 (for international callers). A telephonic replay of the conference may be accessed approximately two hours after the call through May 17, 2011 at 11:59 p.m. ET by dialing 800-642-1687 or 706-645-9291 (for international callers) using pass code 60741164.

The call will also be webcast and can be accessed in a listen-only mode on the Company’s website at http://ir.towerstream.com/eventdetail.cfm?eventid=95823.

About Towerstream Corporation

Towerstream is a leading 4G service provider in the U.S., delivering high-speed wireless Internet access to businesses. Founded in 2000, the Company has established networks in 11 markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Nashville, and the greater Providence area where the Company is based. For more information, visit our website at www.towerstream.com or follow us on Twitter @Towerstream.

The Towerstream Corporation logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=6570.

Towerstream’s wireless broadband solution network delivers high-speed Internet access supporting VoIP, bandwidth on demand, wireless redundancy, VPNs, disaster recovery, bundled data, and video services, and can be delivered in days.  Unlike cable Internet and DSL, Towerstream connections are symmetrical, which means that the upload and download speeds are identical.  This creates a more stable connection, suitable for VoIP and web hosting, as well as many other business applications. Companies utilizing multiple appliances simultaneously, such as streaming video and VoIP, can prioritize their bandwidth to secure mission-critical activities.  All of Towerstream’s products are backed by its Service Level Agreement (SLA) and have the ability to be up and running within a week.

Safe Harbor

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective.  Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations.  Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:
Terry McGovern
Vision Advisors
415-902-3001
mcgovern@visionadvisors.net

MEDIA CONTACT:
Matt Calderone
LaunchSquad Public Relations
212-564-3665
towerstream@launchsquad.com